Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction of Incorporation or Formation

Cardivan, LLC (1)	NV

California Prospectors, Ltd. (3)	NV

Corral Country Coin, LLC (1)	NV

Dayton Gaming, LLC (2)	NV

E-T-T, LLC	NV

Flamingo Paradise Gaming, LLC	NV

HGI - Lakeside, LLC	NV

HGI - Mark Twain, LLC	NV

HGI - St. Jo, LLC	NV

Last Chance, LLC (2)	NV

Market Gaming, LLC	NV

Plantation Investments, LLC (2)	NV

The Primadonna Company, LLC	NV

The Sands Regent, LLC	NV

Zante, LLC (2)	NV

(1) Wholly-owned subsidiary of E-T-T, LLC

(2) Wholly-owned subsidiary of The Sands Regent, LLC

(3) Wholly-owned subsidiary of Last Chance, LLC